Exhibit 10.2

Office of Technology Transfer
Nila Bhakuni, Director

August 21, 2013

Mr. Stephen B. Squires

President  & CEO
Quantum Materials Corp.
3055 Hunter Road
San Marcos, Texas 78666

RE:            First Amendment to the License Agreement between Quantum Materials Corp. and William Marsh Rice University

Dear Mr.Squires:

Per our recent conversations, this letter confirms our understanding and agreement to amend that certain license agreement dated September 26, 2011, between Quantum Materials. Corp. and William Marsh license Agreement (the "License Agreement") as follows:

(1) Section 3.3 (a).  Section 3.3 (a) of the License Agreement is amended and restated to read in its entirety as follows:

(a)
Licensee shall pay Rice a minimum royalty each year {"Annual Minimum Royalty"), payable on January 1 of each year. The Annual Minimum Royalty shall be credited against the Royalties due in the forthcoming 12 months. Licensee shall pay Rice Annual Minimum Royalties according to the following schedule:

Due Date	Annual Minimum Royalty

January 1, 2015	$29,450.00
January 1, 2016	$117,000.00
January 1, 2017	$292,500.00
January 1, 2018 and each January 1 of every year thereafter	$585,000.00

These Annual Minimums are creditable towards Royalties due in the forthcoming 12 months.

(2) Section 12.1. Section 12.1 shall be modified to update the contact information for Licensee as follows:

Attn:   Stephen B. Squires
President & CEO
Quantum Materials Corp.
Star Park

E-mail: bhakuni @rice. edu / Office: 713·348-6231 /  Fax: 713 348-6289  /  Rice Univers;ty Office of Technology
Transfer -MS 705, P.O.Box 1892.Houston,Texas. 772511- 1892

3055 Hunter Road
San Marcos, Texas 78666
Phone: (214) 701·8779
Fax:(480) 302-8434

(3) Exhibit B. Exhibit B shall be replaced in its entirety by Exhibit B attached hereto.

All other provisions of the License Agreement shall remain in full force and effect.

Please indicate your agreement to amend the License Agreement as set forth above, effective August 21, 2013, by signing where indicated below and retuming a copy to my attention. Sincerely,

Nila D. Bhakuni
Director ,Office of Technology Transfer

Acknowledged and Agreed

/s/ Stephen B. Squires
Stephen B. Squires
President & CEO
Quantum Materials Corp.

E-mail: bhakuni @rice. edu / Office: 713·348-6231 / Fax: 713 348-6289 / Rice Univers;ty Office of Technology
Transfer -MS 705, P.O.Box 1892.Houston,Texas.772511- 1892

EXHIBITS

Company Dliigence Milestones

Licensee shall use best efforts to develop Rice Licensed Products and to introduce Rice Licensed Products into the commercial market;thereafter.Licensee shalt make Rice Licensed Products reasonably available to the public. Specifically,Licensee shall fulfill the following obligations:

(a)	Licensee shall submit a business plan and/or a technology development plan to Rice prior to the Effective Date of this Agreement. (Done)

(b)	Licensee shall establish a QD production pilot plant capable of producing 1000 g/week by August 15, 2014.

(c)	Licensee shall start up a full scale QD production plant by February 15, 2015.

(d)	Licensee shall offer for sale a Rice Licensed Product for use in medical applications on or before August 15, 2014, and keep such Rice Licensed Product available for sale thereafter.

(e)	Licensee shall offer for sale a Rice Licensed Product for use in electronic applications on or before August 15, 2015, and keep such Rice Licensed Product available for sale thereafter.

E-mail: bhakuni @rice. edu / Office: 713·348-6231 / Fax: 713 348-6289 / Rice Univers;ty Office of Technology
Transfer -MS 705, P.O.Box 1892.Houston,Texas.772511- 1892

License Agreement

between

Quantum Materials Corp.

and

William Marsh Rice University

Effective Date: September 26, 2011

THIS LICENSE AGREEMENT (“Agreement”), with an Effective Date of September 26, 2011, is entered into by William Marsh Rice University, a Texas non-profit corporation with a principal address at 6100 Main Street, Houston, TX 77005 (“Rice”), and Quantum Materials, Corp. a Nevada corporation, with a principal address of 7700 S. River Parkway, Tempe, AZ 85284 (“Licensee”).

R E C I T A L S:

WHEREAS, Rice is the owner of certain inventions, know-how and rights pertaining to the synthesis of uniform nanoparticle shapes with high selectivity, including without limitation all rights pursuant to the patent applications and issued patents listed in Exhibit A; and,

WHEREAS, Licensee desires to secure the exclusive right and license to use, develop, manufacture, market, sublicense, and exploit the inventions disclosed and claimed in the patent applications and issued patents in Exhibit A; and,

WHEREAS, Rice believes that such use, development and exploitation of the inventions disclosed and claimed in the patent applications and issued patents in Exhibit A is in the public's best interest and is consistent with Rice's educational and research missions and goals.

NOW, THEREFORE, in consideration of the foregoing, the provisions set forth herein and the mutual benefits to be derived herefrom, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Rice and Licensee, hereby agree as follows:

SECTION 1	Definitions

1.1
“Adjusted Gross Sales” means the cash consideration or Fair Market Value of any non-cash consideration attributable to the Sale of any Rice Licensed Product(s), less qualifying costs directly attributable to such Sale and actually identified on the invoice and borne by the seller.  Such qualifying costs shall be limited to the following:

a)	Discounts, in amounts customary in the trade for quantity purchases;

b)	Credits or refunds, not exceeding the original invoice amount, for claims or returns;

c)	Transportation insurance premiums;

d)	Outbound transportation expenses; and/or

e)
Sales, or use taxes, or duties imposed by a governmental agency paid by or on behalf of seller, other than any non-U.S. taxes or duties paid by or on behalf of Licensee as described in Section 11 below.

1.2	“Confidential Information” means all information that is of a confidential and proprietary nature to Rice, including without limitation Rice Patents and related technology.

1.3	“Effective Date” means the date first written above on which this Agreement is deemed to take effect and both Parties become subject to the rights and obligations set forth herein.

1.4
“Entity” means a corporation, an association, a joint venture, a partnership, a trust, a business, an institution, an individual, a government or political subdivision thereof, including an agency, or any other organization that can exercise independent legal standing.

1.5
“Fair Market Value” means the cash consideration which one would realize from an unaffiliated, unrelated buyer in an arm's length sale of an identical item sold in the same quantity, under the same terms, and at the same time and place.

1.6
“Field of Use” means the manufacture and sale of quantum dots for electronic and medical applications.    For the purposes of this Agreement, electronic applications shall exclude photovoltaic applications.

1.7
“Insolvent” means as to Licensee the circumstance in which either (a) the sum of the Licensee's debts, liabilities and other obligations is greater than all of the Licensee's assets at a fair valuation, (b) Licensee is generally not paying its debts, liabilities and other obligations as they become due, or (c) Licensee is not able to make reasonable assurances to Rice that Licensee will be able to pay its debts, liabilities and other obligations as they become due.

1.8
“Liquidity Event” means (i) any merger or consolidation of Licensee with another entity (other than one in which stockholders of the Licensee own a majority by voting power of the outstanding shares of the surviving or acquiring corporation); (ii) a sale, lease, transfer or other disposition of all or substantially all of the assets of the Licensee; and (iii) the closing of a firm commitment underwritten initial public offering of common stock of Licensee.

1.9	“Party” shall mean Rice or Licensee individually, and “Parties” shall mean Rice and Licensee collectively.

1.10	“Rice Intellectual Property” means the Rice Patents.

1.11
“Rice Licensed Product(s)” means product(s) whose manufacture, use or sale is covered in whole or in part by any claim of the Rice Patents; product(s) which are made in whole or in part using a process or machine covered in whole or in part by a claim of the Rice Patents; or product(s) made, at least in part, using Rice Intellectual Property.  Rice Licensed Product(s) shall also include any service rendered in whole or in part through the use of a product, process or machine covered in whole or in part by any claim of any of the Rice Patents or enabled by Rice Intellectual Property.

1.12
 “Rice Patent(s)” are those United States patent applications and issued patents listed in Exhibit A hereto and any corresponding foreign patent applications and issued patents, and any divisionals, continuations, reissues and reexaminations to the extent that the claims are directed to subject matter within the Field of Use.

1.13
“Sale” means any bona fide transaction for which cash or non-cash consideration is received or expected for the sale, use, lease, import, transfer or other disposition of Rice Licensed Product(s).  A Sale of Rice Licensed Product(s) shall be deemed completed at the time Licensee invoices, ships, or receives payment for such Rice Licensed Product(s), whichever occurs first.

1.14
“Term” means the term of this Agreement which shall commence on the Effective Date and continue until the date of expiration of the last to expire of Rice’s rights in Rice Intellectual Property, unless sooner terminated pursuant to the terms of this Agreement.

1.15	“Territory” means world-wide.

SECTION 2  License Grant

2.1
Grant of Exclusive Rights.  Upon receipt by Rice of the license initiation fee set forth in Section 3.1 a), Rice grants to Licensee an exclusive license under the Rice Intellectual Property listed in Exhibit A, to make, have made, use, import, offer for sale, sell, lease, or otherwise transfer Rice Licensed Products in the Field of Use in the Territory, with the right to sublicense, during the Term of this Agreement subject to Rice’s rights set forth in Sections 2.5, and 7 and to any federal government interest reserved or granted to the Government of the United States as a matter of law or statute, or to a foreign state pursuant to an existing or future treaty with the United States.  No other rights or licenses are granted hereunder.

2.2
Additional Licenses.  A license in any other territory or field of use in addition to the Territory and/or Field of Use shall be the subject of a separate agreement and shall require Licensee’s submission of evidence, satisfactory to Rice, demonstrating Licensee’s willingness and ability to develop and commercialize in such other territory and/or field of use the kinds of products or processes likely to be encompassed in such other territory and/or field.

2.3
Sublicensing.  Licensee shall have the right to grant sublicenses under Section 2.1 to third parties, subject to Rice’s consent prior to execution, which consent shall not be unreasonably withheld.  The right to sublicense is subject to the following conditions:

          a)           In each sublicense, the sublicensee shall be prohibited from granting further sublicenses and shall be subject to the terms and conditions of the license granted to Licensee under this Agreement.  Licensee shall include a requirement that the sublicense use commercially reasonable efforts to bring the subject matter of the sublicense into commercial use as quickly as is reasonably possible.  The Licensee shall be responsible for its sublicensees and shall not grant any rights that are inconsistent with the rights granted to, and obligations of, Licensee hereunder.  Each sublicense agreement granted by Licensee shall include an audit right by Rice of the same scope as provided in this Agreement with respect to Licensee.  No such ublicense agreement shall contain any provision that would cause it to extend beyond the Term of this Agreement.

 b)         Licensee shall forward to Rice at least thirty (30) days prior to the scheduled execution date, a complete and accurate copy written in the English language of each proposed sublicense to be granted hereunder.  Rice’s receipt of such sublicense shall not constitute a consent to such sublicense or a waiver of any of Rice’s rights of Licensee’s obligations hereunder.  Rice shall treat the sublicense as confidential information of Licensee in accordance with the other terms of this Agreement.  If Rice has not indicated an objection to the sublicense within the 30 days prior to the scheduled execution date, then it shall be construed as Rice’s consent.  Consent by Rice shall not be unreasonably withheld.

c)          If Licensee becomes Insolvent, Rice’s proportionate share or all payments then or thereafter due and owing to Licensee from its sublicensees for the sublicense of the Rice Intellectual     Property Rights shall upon notice from Rice to any such sublicensee become payable directly to Rice for the account of Licensee; provided however, that Rice shall remit to Licensee the   amount by which such payments exceed the amounts owed by Licensee to Rice.

d) Each sublicense shall include the following provisions for the benefit of Rice, substantially similar to those of the same title in this Agreement:

Section 6       (Confidentiality
Sections 7.1, 7.5, 7.6. and 7.7    (Infringement and Litigation)
Section 8       (Disclaimer of Warranty; Limitation of Liability; Indemnification
Section 9       (Insurance)

          Licensee’s right to grant sublicenses is contingent upon the sublicense agreement meeting the requirements set forth in this Section 2.3(d).

e)
Notwithstanding any such sublicense, Licensee shall remain primarily liable to Rice for all of the Licensee’s duties and obligations contained in this Agreement, and any act or omission of   a sublicensee that would be a breach of this Agreement if performed by Licensee shall be deemed to be a breach by Licensee of this Agreement subject to the remedial measures within  this subsection.

f)
Upon termination of this Agreement for any reason, all sublicenses shall, at Rice’s option, be assigned to, and assumed by, Rice on substantially similar terms as this Agreement, provided              each such sublicensee is not in breach of, or in default under, any of the provisions of its sublicense.

g)
If Licensee is unable or unwilling to grant sublicenses to serve or develop potential products,markets, or territories, either as requested by Rice or by a potential sublicensee or otherwise, then Rice may directly license to such potential sublicensee unless, in Rice’s reasonable judgment, such license would be contrary to sound and reasonable business practice and the  granting of such license would not materially increase the availability of Rice Licensed Products to the public.

2.4           U.S. Manufacturing.  Licensee agrees that any Rice Licensed Products made, used, or sold in the United States will be manufactured substantially in the United States.

2.5           Rice’s Continuing Educational and Research Rights.

a)
Notwithstanding the grant of rights to Licensee in Section 2.1, Licensee acknowledges that Rice shall retain a continuing irrevocable worldwide right to use Rice Intellectual Property on a non-exclusive royalty-free basis for any purpose, including, but not limited to, the right to make, have made, use or transfer or to authorize the make, use, or transfer of Rice Licensed Product(s), in each case, for educational and research purposes only, including, but not limited to, third party sponsored research and collaborations with investigators from other institutions or government agencies and grant to others non-exclusive licenses to make and use for academic research purposes the subject matter described and claimed in Rice Patent Rights.  Licensee further acknowledges that the scope of Rice’s continuing rights includes the right to publish and disclose any research results related to any of the foregoing.

b)
Rice shall have the right to use, free of charge, any product or process, developed by Licensee which contains or is based on any Rice Licensed Product, for Rice research, educational, academic or administrative purposes.

c)	No provision of this Agreement shall restrict Rice’s ability to conduct further research and development in the area of the Rice Licensed Products or other areas.

SECTION 3      Fees, Royalties and Commercial Obligations

3.1        License Initiation Fees and Royalties.

a)
In partial consideration of the exclusive license granted herein, Licensee shall pay to Rice, a non-refundable, non-creditable, license initiation fee of US $5,000.00 (five thousand dollars) payable within 15 days of the Effective Date.

b)	In further consideration of the exclusive license granted herein, Licensee shall pay to Rice a royalty of seven and one-half percent (7.5%) (“Royalty”) calculated as a percentage of:

(i)      Adjusted Gross Sales attributed to Licensee; and

(ii)     Adjusted Gross Sales attributable to Licensee’s sublicensees, where Licensee is receiving consideration based on Sales, provided that royalties on any Sale of Rice Licensed Product(s) to Licensee’s sublicensees shall not be due until the resale of such Rice Licensed Product(s) by the sublicensee.

c)
Licensee shall promptly pay to Rice thirty-five percent (35%) of any cash or non-cash consideration received, whether for sublicense initiation fee, annual fee, sublicense milestone payments or other such non sale-based consideration (“Non-Sale Based Sublicense Consideration”) payable by a sublicensee as consideration for or under a sublicense.  Non Sale-Based Sublicense Consideration does not include the Sale-based Royalty set forth in Section 3.1 b) paid to Licensee by each sublicensee and payable to Rice under this Agreement.  Any non-cash consideration received by the Licensee from such sublicensees shall be valued at its Fair Market Value as of the date of receipt.

d)
In the event that a Rice Licensed Product(s) is sold in combination with another product which is itself not a Rice Licensed Product(s), Adjusted Gross Sales shall be calculated by multiplying the sales price of such combination Sale by the fraction A/(A+B) where A is the Fair Market Value of the Rice Licensed Product(s) and B is the Fair Market Value of the other product in the combination Sale.  In no case shall royalties due to Rice be less than 50% of the corresponding Royalty as listed above.

e)	Royalties and other amounts payable by Licensee to Rice under this Section 3.1 shall accompany reports as set forth in Section 3.4 below.

3.2           Success Fee.  Upon the occurrence of a Liquidity Event, Licensee shall pay Rice a Success Fee of US $700,000.00 (SEVEN HUNDRED THOUSAND US DOLLARS) dollars due within 5 business days of the Liquidity Event.

3.3       Diligence Milestones and Annual Minimum Royalties.

a)           Licensee shall pay Rice a minimum royalty each year (“Annual Minimum Royalty”), payableon August 1 of each year.   The Annual Minimum Royalty shall be credited against theRoyalties due in the forthcoming 12 months.  Licensee shall pay Rice Annual Minimum Royalties according to the following schedule:

Due Date	Annual Minimum Royalty
November 15, 2014	$29,450.00
November 15, 2015	$117,000.00
November 15, 2013	$292,500.00
November 15, 2017 and each November 15 of every year thereafter	$585,000.00

These Annual Minimums are creditable towards Royalties due in the forthcoming 12 monthsonly.

b)
The Annual Minimum Royalties will be adjusted by the cumulative percentage change in the CPI-W Consumer Price Index between August  and the July preceding the date on which the payment in question is payable.

c)
Licensee shall use its best efforts to develop for commercial use and to market Rice Licensed Product(s) as soon as practicable, consistent with sound and reasonable business practices.  Licensee shall also meet the milestones set forth in Exhibit B.

d)
Licensee shall provide Rice on each June 1 and December 1 during the Term of this Agreement with written reports, setting forth in such detail as Rice may reasonably request, the progress of the research and development, evaluation, testing, regulatory approvals, manufacturing, marketing and sales and commercialization of any Rice Licensed Product(s) (“Progress Reports”) for the most recent time period and plans for the forthcoming year.  If multiple technologies are covered by the license granted hereunder, the Progress Report shall provide the information set forth above for each technology.  If progress differs from that anticipated in the plan required under Exhibit B, Licensee shall explain the reasons for the difference and propose a modified research and development plan for Rice’s review and approval.  Licensee shall also provide any reasonable additional data Rice requires to evaluate Licensee’s performance.  Licensee shall also notify Rice within thirty (30) days of the first commercial Sale each type of Rice Licensed Product(s) in each country.

e)
Rice may terminate or render this license non-exclusive in whole or in part as appropriate, if in Rice’s reasonable judgment, the Progress Reports furnished by Licensee do not demonstrate that Licensee:

1.  Has put the licensed subject matter into commercial use in the country or countries hereby licensed directly or through a sublicense, and is keeping the licensed subject matter reasonably available to the public; or

2.  Is engaged in research, development, manufacturing, marketing or sublicensing activity appropriate to achieving the milestones set forth in Exhibit B.

3.4
Royalty Reports and Royalty Payments. Licensee shall deliver to Rice within forty-five (45) days after the end of each calendar quarter, any part of which is within the Term of this Agreement, a written report, certified by the chief financial officer of Licensee and setting forth in reasonable detail the calculation of the royalties due to Rice for such calendar quarter, including, without limitation:

a)	Number of Rice Licensed Product(s) sold, listed by country in which the Sale occurred;

b)	Type of Rice Licensed Product sold and corresponding Rice Patent(s) involved with each Rice Licensed Product

c)	Adjusted Gross Sales listed by country in which the Sale occurred; and

d)	Payments owed to Rice, listed by category, including without limitation, royalties on Sales, including the relative Fair Market Values attributable to Rice Licensed Product(s).

Licensee shall accompany each report of this Section 3.4 with the payment of amounts due to Rice; provided however, if Licensee has not received the consideration due for a Sale, then amounts due to Rice with respect to such unreceived consideration will be payable by Licensee to Rice upon receipt thereof by Licensee.  If no amounts are due to Rice for any reporting period, the report shall so state.

3.5
Records.  Licensee will maintain complete and accurate books and records that enable the royalties payable hereunder to be verified.  The records for each calendar quarter shall be maintained for five (5) years after the submission of each report under Section 3.4 hereof.

3.6	Audits.

a)
Upon reasonable prior notice to Licensee, Affiliates, and/or sublicensees, Rice or its appointed accountants shall have access to such books and records relating to Adjusted Gross Sales as necessary to conduct a review or audit of Adjusted Gross Sales.  Such access shall be available to Rice not more than once each calendar year of the Term of this Agreement, during normal business hours, and once a year for three years after the expiration or termination of this Agreement.  If an audit of Licensee’s, Affiliate’s, and/or sublicensee’s records indicate that Licensee has underpaid royalties by five percent (5%) or more, Licensee, Affiliate, and/or sublicensee will pay the costs and expenses incurred by Rice and its accountants, if any, in connection with the review or audit.

b)
Whenever Licensee has its books and records audited by an independent certified public accountant, Licensee shall, within thirty (30) days of the conclusion of such audit, provide Rice with a written statement, certified by said auditor, setting forth the calculation of royalties due to Rice over the time period audited as determined from the books and records of the Licensee.

c)
Licensee shall have its financial statements audited by nationally or regionally recognized qualified auditors on an annual basis during the Term of this Agreement and will deliver a copy of such audited financial statements and any accompanying auditor’s report to Rice within ninety (90) days after the end of each of Licensee’s fiscal years, any part of which are within the Term of this Agreement.

3.7           Country, Place of Payment, Interest.

a)
All dollar amounts referred to in this Agreement are expressed in United States dollars and all payments to Rice shall be made in United States dollars by check payable to “William Marsh Rice University.”

b)
If Licensee receives revenues from Adjusted Gross Sales or consideration from sublicensees in currency other than United States dollars, revenues shall be converted into United States dollars at the conversion rate for the foreign currency used by Licensee’s bank on the day the bank credits such funds to Licensee’s account.

b)	Amounts that are not paid when due hereunder shall accrue interest from the due date until paid, at a rate equal to one and one-half percent (1.5%) per month (or the maximum allowed by law, if less).

SECTION 4                                Patent Expenses and Reimbursement

4.1
Rice shall work closely with Licensee to develop a suitable strategy for the prosecution and maintenance of Rice Patents; provided that Rice shall maintain final authority in all decisions regarding the prosecution and maintenance of Rice Patents.   Licensee shall promptly reimburse Rice for documented attorneys' fees, expenses, official fees and other charges incident to the preparation, prosecution and maintenance of Rice Patents according to the following schedule:

For any Rice Patent under exclusive license in another field of use	50%
For any Rice Patent under which Licensee is the sole exclusive licensee 100%,

pursuant to the strategy developed by Rice in consultation with Licensee, including all patent expenses incurred by Rice related to the prosecution and maintenance of Rice Patents prior to the Effective Date of this Agreement.   Licensee shall not be liable for fees and expenses associated with the preparation, prosecution and maintenance of Rice Patents that Licensee has specifically advised Rice in writing that it does not desire to pursue. Licensee may elect to surrender Rice Patent Rights in any country upon at least sixty (60) days’ prior written notice to Rice.  Such notice shall not relieve Licensee from responsibility to reimburse Rice for patent-related expenses incurred prior to the expiration of the sixty (60) day notice period (or such longer period specified in Licensee’s notice).  Rice shall provide Licensee with itemized statements reflecting the expenses owed to Rice for the preparation, prosecution and maintenance of Rice Patents, and Licensee shall reimburse Rice for such expenses within thirty (30) days after receipt of such statement.

4.2
Rice shall confer with Licensee regarding choice of patent counsel.  Although Rice shall maintain final authority in all decisions regarding patent counsel selection, it is intended that both Rice and Licensee will interact directly with the selected patent counsel in all phases of patent prosecution: preparation, office action responses, filing strategies for continuation or divisional applications, etc.  Rice will request that copies of all documents prepared by the counsel be provided to Licensee for review and comment prior to filing to the extent practicable under the circumstances.

4.3
Rice shall confer with Licensee as to the countries in which Licensee desires Rice to seek patent protection. Licensee shall, upon request by Rice, provide Rice or its authorized representative with any information needed to file or prosecute such patent application and will execute and deliver to Rice all documents required to file and prosecute such patent application.  Should Rice elect not to apply for patent protection in a country desired by Licensee, Rice shall use reasonable efforts to give Licensee written notice of its decision at least thirty (30) days prior to the applicable deadline for such foreign filing.

4.4	Licensee and its sublicensees shall comply with all United States and foreign laws with respect to patent and copyright marking of Rice Licensed Product(s).

4.5
Each party shall provide to the other prompt notice with respect to all matters that come to its attention that may affect the preparation, prosecution or maintenance of any Rice Patents or Rice Copyrights.  In particular, Licensee must immediately notify Rice if Licensee, including its sublicensees, does not qualify as a “small entity” as provided by the United States Patent and Trademark Office.

SECTION 5   Term and Termination

5.1	This Agreement, unless sooner terminated as provided herein, shall terminate at the end of the Term of this Agreement as defined in Section 1.14.

5.2           Licensee, at its option, may terminate this Agreement at any time by doing all of the following:

a)           By ceasing to make, have made, use and sell any Rice Licensed Product(s);

b)           By giving sixty (60) days prior written notice to Rice of such cessation and of Licensee's intent to terminate; and

c)           By tendering payment of all accrued royalties and other payments due to Rice.

5.3	Rice, at its option, may terminate this Agreement, upon written notice to Licensee of Rice's intent to terminate, if any of the following occur:

a)	Licensee has not met a milestone set forth in Exhibit B; or

b)	Licensee ceases development, marketing, sales or other commercialization efforts with regard to Rice Licensed Product(s) in the Field of Use; or

c)
Licensee becomes more than fifteen (15) days in arrears in any payments, fees or other expenses due pursuant to this Agreement and does not cure such breach within fifteen (15) days after receiving written notice thereof from Rice; or

d)
Licensee breaches this Agreement, other than being in arrears in payments, fees or other expenses, and does not cure such breach within forty-five (45) days after receiving written notice thereof from Rice.

e)	If, at any time after three years from the date of this Agreement, Rice determines that the Agreement should be terminated pursuant to Section 3.3(e).

f)	An examination by Rice’s accountant pursuant to Section 3.6 shows an underreporting or underpayment by Licensee in excess of twenty (20%) for any twelve (12) month period.

g)	Licensee, or any of its officers, is convicted of a felony relating to the manufacture, use, or sale of Rice Licensed Products.

h)
Licensee provides any false report, which has not been corrected within thirty (30) days after written notice thereof by Rice or within thirty (30) days after Licensee becomes aware that false information has been provided, whichever occurs earlier.

5.4
If Licensee becomes Insolvent, all duties of Rice and all rights (but not duties) of Licensee under this Agreement shall immediately terminate without the necessity of any action being taken by Rice or by Licensee.  In addition, if Licensee becomes Insolvent, Rice, at its option, may terminate this Agreement immediately upon written notice to Licensee.

5.5
Upon termination of this Agreement, except under Section 5.1, Licensee shall have ninety (90) days to complete the manufacture of work in progress and one hundred eighty (180) days to complete the sale of any Rice Licensed Product(s) in stock or in the course of manufacture at the time of termination; provided, however, that all such Sales are subject to the royalty and accounting obligations set forth in this Agreement, even if such royalty obligations arise from transactions subsequent to the effective date of termination.

5.7
Upon termination of this Agreement, except under Section 5.1, Licensee shall, at Rice's request, return to Rice all Confidential Information and Rice Technical Information fixed in any tangible medium of expression, as well as any data generated by Licensee during the term of this Agreement which will facilitate the development of any technology licensed hereunder.

5.8      Licensee's obligation to pay royalties accrued during the Term of this Agreement under Section 3 hereof shall survive termination of this Agreement.  For the avoidance of doubt, the parties acknowledge and agree that in no event shall the termination of this Agreement release Licensee from the obligation to pay any amounts that become due on or before the effective date of termination under Sections 3, 4, 7, and 8.  In addition, the provisions of Sections 3.6, 3.7, 5, 6, 7, 8, 9, 11, 12 and 13 shall survive any termination or expiration of this Agreement, and each Party shall remain obligated under any other provisions that expressly or by their nature survive any expiration or termination of this Agreement.

5.9
Licensee may terminate this Agreement by giving ninety (90) days advance written notice of termination to Rice and paying a termination fee of US $100,000.00 dollars (ONE HUNDRED THOUSAND US DOLLARS).  Upon termination, Licensee shall submit a final Royalty Report to Rice and any royalty payments and unreimbursed patent expenses invoiced by Rice shall become immediately payable.

SECTION 6   Confidentiality

6.1
Licensee agrees to maintain in confidence and not to disclose to any third party any Confidential Information received pursuant to this Agreement, including any Confidential Information disclosed to Licensee prior to the Effective Date; provided however, that Confidential Information may be disclosed to legal counsel or, upon execution of an appropriate confidentiality agreement, to corporate partners or potential corporate partners, investment bankers or consultants.  Licensee agrees to ensure that its employees have access to Confidential Information only on a need-to-know basis and that they are obligated in writing to abide by Licensee's obligations hereunder.  The foregoing obligation shall not apply to:

a)	Information that is known to Licensee prior to the time of disclosure, in each case, to the extent evidenced by written records promptly disclosed to Rice upon receipt of the Confidential Information;

b)	Information disclosed to Licensee by a third party that has a right to make such disclosure without any obligation of confidentiality;

c)
Information that is independently developed by Licensee by employees not having access to or knowledge of Confidential Information, in each case, to the extent evidenced by written records disclosed to Rice;

d)
Information that becomes patented, published or otherwise part of the public domain as a result of acts by Rice, or a third person obtaining such information as a matter of right without any obligation of confidentiality;

e)
Information that is required to be disclosed by order of United States governmental authority or a court of competent jurisdiction; provided that Licensee shall use its best efforts to obtain confidential treatment of such information by the authority or court.

6.2	Rice shall not be obligated to accept or protect any confidential information from Licensee unless provided for in a separate agreement between the Parties.

6.3
The placement of a copyright notice on any Confidential Information shall not be construed to mean that such information has been published and will not release Licensee from its obligation of confidentiality hereunder.

SECTION 7	Infringement and Litigation

7.1
Rice and Licensee are responsible for notifying each other promptly of any infringement of Rice Intellectual Property or any misappropriation of Rice Confidential Information or Rice Technical Information that may come to their attention.  Rice and Licensee shall consult one another in a timely manner concerning any appropriate response thereto.

7.2
With respect to any Rice Patents that are exclusively licensed to Licensee pursuant to this Agreement, Licensee shall have the right, but not the obligation to prosecute in its own name such infringement or misappropriation at its own expense, so long as such license is exclusive at the time of the commencement of such action.  Before Licensee commences an action with respect to any infringement of such patents, Licensee shall give careful consideration to the views of Rice and to potential effects on the public interest in making its decision whether or not to sue.  Licensee shall not settle or compromise any such suit in a manner that imposes any obligations or restrictions on Rice or grants any rights to Rice Intellectual Property, without Rice's advance written consent.  Financial recoveries from any such litigation will first be applied to reimburse Licensee and Rice for its outside counsel fees and court costs with additional recoveries being shared equally by Licensee and Rice.

7.3
Licensee’s prosecution rights under Section 7.2 shall be subject to the continuing right of Rice to intervene at Rice's own expense and join Licensee in any claim or suit for infringement or misappropriation of Rice Intellectual Property.  If Rice elects to join as a party, Rice shall jointly control the action with Licensee.  Licensee shall reimburse Rice for any costs Rice incurs, including reasonable attorneys’ fees, as part of an action brought by Licensee, irrespective of whether Rice becomes a co-plaintiff.  Any financial recoveries shall first be applied to reimburse Licensee and Rice for their outside counsel fees and court costs with any remainder being shared equally between Rice and Licensee.

7.4
If Licensee fails to prosecute such infringement or misappropriation, Rice shall have the right, but not the obligation, to prosecute such infringement or misappropriation at its own expense.  In such event, financial recoveries will be entirely retained by Rice.

7.5
In any action to enforce any of the Rice Intellectual Property, either Party, at the request and expense of the other Party, shall cooperate to the fullest extent reasonably possible.  This provision shall not be construed to require either Party to undertake any activities, including legal discovery, at the request of any third party except as may be required by lawful process of a court of competent jurisdiction.

7.6
If a declaratory judgment action is brought naming Licensee or Rice as a defendant and alleging invalidity or unenforceability of any of the Rice Patents, whether brought as an independently filed declaratory judgment action or as a counterclaim in any infringement-related litigation, Rice may elect to take over the sole defense of the declaratory judgment action or the declaratory judgment counterclaim portion of the other litigation, at its own expense.  Each party shall promptly notify the other party hereto of its receipt of any such allegations.  Licensee shall cooperate fully with Rice in connection with any such defense.  Rice retains the right, exercisable in the sole discretion of Rice and upon advance notice to Licensee, to grant non-exclusive licenses under the Rice Patents in the Field of Use to third parties as a means to resolve such declaratory judgment actions or counterclaims.   Rice shall also have the right to grant non-exclusive licenses under the Rice Patents in the Field of Use to third parties as a means to resolve or settle claims, suits or proceedings arising out of allegations that Rice or any of its employees have, through their work related to nanotechnology, infringed the intellectual property rights of others.  If Rice grants any non-exclusive license under the terms of this Section, the economic terms of this Agreement will be adjusted to account for the reduction in the scope of rights granted to Licensee.   Nothing in this Section 7.6 shall be construed as obligating Rice to resolve any dispute or to settle or defend any claim, suit or proceeding arising out of Licensee’s manufacture, use or sale of Rice Licensed Products.

7.7
In the event that Licensee does challenge the validity or enforceability of one or more of the Rice Patents (or any claims therein), Rice  may, at its option, upon written notice to Licensee: (1) terminate this Agreement or (2) require an augmented royalty of up to three times the Royalties payable under Section 3.1.  Such challenge of validity or enforceability includes, but is not limited to, actions before the United States Patent and Trademark Office, such as through reexamination.  Any challenge by Licensee of the Patents shall be brought in the United States District Court in Harris County, Texas, or, when appropriate, the United States Patent and Trademark Office, with at least thirty (30) days written notice to Rice.  Licensee shall pay all of Rice’s reasonable attorneys' fees, costs, and expenses associated with an unsuccessful challenge.  A challenge shall be deemed unsuccessful if any claim of a challenged Rice Patent remains valid and enforceable after the challenge (even when the claim is narrowed in scope).  Under no circumstance shall Rice pay any of Licensee's attorneys' fees, costs, and expenses related to any challenge of one or more of the Rice Patents.

7.8           Non-assert.  Licensee and Rice agree that Licensee shall not assert Rice Intellectual Property infringement claims against not-for-profit research institutions for activities related to research, teaching, education, or academic purposes.

SECTION 8 Disclaimer of Warranty; Limitation of Liability; Indemnification

8.1
THE RICE INTELLECTUAL PROPERTY, AND ANY OTHER INFORMATION OR TECHNOLOGY PROVIDED BY RICE AND USED IN THE MANUFACTURE, USE, IMPORT,  SALE, OFFER FOR SALE, LEASE, OR OTHER TRANSFER OF RICE LICENSED PRODUCT(S) ARE PROVIDED ON AN “AS IS” BASIS AND RICE MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT THERETO. BY WAY OF EXAMPLE BUT NOT OF LIMITATION, RICE MAKES NO REPRESENTATIONS OR WARRANTIES (I) OF COMMERCIAL UTILITY, (II) OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR (III) THAT THE USE OF THE RICE INTELLECTUAL PROPERTY, OR RICE LICENSED PRODUCT(S) WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER PROPRIETARY OR PROPERTY RIGHTS OF OTHERS.

8.2
IN NO EVENT SHALL RICE BE LIABLE TO LICENSEE, LICENSEE'S SUCCESSORS OR ASSIGNS OR ANY THIRD PARTY WITH RESPECT TO ANY CLAIM (I) ARISING FROM THE USE OF THE RICE INTELLECTUAL PROPERTY, (II) ARISING FROM THE MANUFACTURE, USE, IMPORT, OR SALE OR OFFER FOR SALE, LEASE OR OTHER TRANSFER OF RICE LICENSED PRODUCT(S), (III) FOR LOSS OF PROFITS, LOSS OR INTERRUPTION OF BUSINESS, OR (IV) FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY  OR PUNITIVE DAMAGES OF ANY KIND.

8.3
LICENSEE SHALL INDEMNIFY, DEFEND, AND HOLD HARMLESS RICE, ITS TRUSTEES, OFFICERS, AGENTS, SUBCONTRACTORS, STUDENTS AND EMPLOYEES (INDIVIDUALLY, AN “INDEMNIFIED PARTY”, AND COLLECTIVELY, THE “INDEMNIFIED PARTIES”) FOR, FROM AND AGAINST ANY AND ALL LIABILITY, LOSS, DAMAGE, ACTION, CLAIM OR EXPENSE SUFFERED OR INCURRED BY THE INDEMNIFIED PARTIES (INCLUDING, BUT NOT LIMITED TO, ATTORNEYS’ FEES AND OTHER COSTS AND EXPENSES OF LITIGATION) (INDIVIDUALLY, A “LIABILITY”, AND COLLECTIVELY, THE “LIABILITIES”) BASED UPON, ARISING OUT OF, OR OTHERWISE RELATING TO THIS AGREEMENT, INCLUDING WITHOUT LIMITATION ANY CAUSE OF ACTION RELATING TO PRODUCT LIABILITY CONCERNING ANY BREACH OF THIS AGREEMENT BY LICENSEE, USE OF THE RICE PATENT RIGHTS GRANTED UNDER THIS AGREEMENT BY LICENSEE, OR RICE LICENSED PRODUCT MANUFACTURED,, USED, IMPORTED, SOLD OR OFFERED FOR SALE, LEASED, TRANSFERRED OR OTHERWISE DISPOSED OF PURSUANT TO ANY RIGHT OR LICENSE GRANTED UNDER THIS AGREEMENT.

8.4
The Indemnified Party shall promptly notify Licensee of any claim or action giving rise to Liabilities.  Licensee shall have the right to defend any such claim or action, at its cost and expense with attorneys satisfactory to Rice.  Licensee shall not settle or compromise any such claim or action in a manner that imposes any restrictions or obligations on Rice or grants any rights to the Rice Intellectual Property or Rice Licensed Product(s) without Rice's prior written consent.  If Licensee fails or declines to assume the defense of any such claim or action within thirty (30) days after notice thereof, or if representation of such Indemnified Party by the counsel retained by Licensee would be inappropriate because of actual or potential differences in the interests of such Indemnified Party or any other party represented by such counsel, Rice may assume the defense of such claim or action for the account and at the risk of Licensee, and any liabilities related thereto shall be conclusively deemed a liability of Licensee.  Licensee shall pay promptly to the Indemnified Party any Liabilities to which the foregoing indemnity relates, as incurred.  The indemnification rights of Rice or any other Indemnified Party contained herein are in addition to all other rights which Rice or such other Indemnified Party may have at law or in equity or otherwise.

SECTION 9 Insurance

9.1
Licensee shall procure and maintain in full force and effect, throughout the Term of this Agreement, commercial general liability insurance for a minimum amount of $5,000,000 per occurrence and $5,000,000 in the aggregate. Such commercial general liability insurance shall provide: (i) product liability coverage; and (ii) broad form contractual liability coverage for Licensee’s indemnification obligations under this Agreement.  Licensee shall maintain such commercial general liability insurance after the expiration or termination of this Agreement during any period in which Licensee continues to make, use, perform or sell a product that was a Rice Licensed Product under this Agreement, and thereafter for a period of five (5) years.

9.2	Rice reserves the right to request additional policies of insurance where appropriate and reasonable in light of Licensee’s business operations and availability of coverage.

9.3
The policy or policies of insurance specified herein shall be issued by an insurance carrier with an A.M. Best rating of “A” or better and shall name Rice as an additional insured with respect to Licensee's performance of this Agreement.  All rights of subrogation shall be waived against Rice and its insurers. Licensee shall, upon request by Rice, provide Rice with certificates evidencing the insurance coverage required herein and all subsequent renewals thereof.  Such certificates shall provide that Licensee's insurance carrier(s) notify Rice in writing at least 30 days prior to a cancellation or material change in coverage.

9.4	The specified minimum insurance amounts shall not constitute a limitation on Licensee's obligation to indemnify Rice under this Agreement.

SECTION 10   Use of Names; Independent Contractor

10.1
Licensee and its employees and agents shall not use Rice's name, any adaptation thereof, any Rice logotype, trademark, service mark or slogan or the name mark or logotype of any Rice faculty, staff, student representative or organization in any way without the prior, written consent of Rice.

10.2	Rice shall permit Licensee to acknowledge that Licensee has entered into an exclusive license for rights to certain technology developed at Rice.

10.3
Licensee and Rice intend that their relationship under this Agreement shall be as independent contractors, and neither Licensee nor Rice shall conduct themselves in a manner inconsistent with such independent contractor status.  Nothing in this Agreement nor any performance hereunder is intended, or shall be construed, to create a partnership, joint venture or other form of business enterprise, or relationship of agency or employment, between Licensee and Rice (including, its faculty, students and employees).  Moreover, neither Party shall have the authority to enter into contracts on behalf of the other Party.

SECTION 11   Foreign Taxes

11.1
Licensee shall pay all taxes which may be assessed or levied on, or on account of, the Rice Licensed Product made, used, sold, leased, transferred, or disposed of hereunder and all taxes (other than taxes imposed by the United States of America or the State of Texas or jurisdictions within such State) levied on or on account of the amounts (including royalty payments) payable to, or for the account of, Rice University under this Agreement.  These taxes are not deductible from any payments due Rice.

SECTION 12 Notices

12.1
Any notice or other communication of the Parties required or permitted to be given or made under this Agreement shall be in writing and be deemed effective upon receipt if delivered personally, by reputable courier, by facsimile with confirmation or electronic transmission with confirmation, or by certified or registered mail, postage prepaid, return receipt requested, addressed to the other Party as follows (or as changed by written notice pursuant to this Section 12):

If for Rice:

Office of Technology Transfer - MS 705
Rice University
6100 Main Street
P. 0. Box 1892
Houston, TX 77005-1892
Attn:  Director, Office of Technology Transfer
Phone:      (713) 348-6231
Fax:           (713) 348-6289
Email:        OTT-Director@rice.edu or techtran@rice.edu

If for Licensee:

Attn:     Stephen B. Squires
Star Park
5500 Hunter Road
San Marcos Texas 78666
Phone:   (214) 701-8779
Fax:        (480) 452-1743

   With a copy to:

Steven Morse, Esq.
Morse & Morse, PLLC
1400 Old Country Road
Suite 302
Westbury, NY  11590
Phone:    (516) 487-1446
Fax:   (516) 487-1452
e-mail:    morgold@aol.com

SECTION 13                                Additional Provisions

13.1
Legal Compliance.  Licensee shall comply with all prevailing laws, rules and regulations pertaining to the development, testing, manufacture, marketing, sale, use, import or export of Rice Intellectual Property and Rice Licensed Product(s).  Licensee shall comply with all United States laws and regulations controlling the export of certain commodities and technical data, including without limitation all Export Administration Regulations under the United States Department of Commerce and International Traffic in Arms Regulations under the Department of State.  Among other things, these laws and regulations prohibit or require a license for the export of certain types of commodities and technical data to specified countries.  Licensee hereby gives written assurance that it will comply with, all United States export control laws and regulations, that it bears sole responsibility for any violation of such laws and regulations by itself and that it will indemnify, defend, and hold Rice harmless (in accordance with Section 8.3) for the consequences of any such violation.

13.2
Power and Authority; Due Authorization; No Conflict; Enforceability; Binding Effect.  Each Party represents and warrants to the other Party that (i) such Party has the power and authority to execute, deliver and perform its obligations under this Agreement, (ii) the execution, delivery and performance of this Agreement have been duly authorized by such Party and does not and shall not conflict with any agreement or instrument to which it is bound, (iii) this Agreement constitutes the legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms, and (iv) this Agreement, and the interests, rights, duties and obligations hereunder, shall be binding upon, and inure to the benefit of, the Parties and their respective successors and permitted assigns.

13.3
Entire Agreement; Further Assurances.  This Agreement, including Exhibits A and B attached hereto, constitutes the entire agreement between the Parties, and supersedes any prior or contemporaneous negotiations, understandings and agreements, with respect to the subject matter hereof.  Each Party shall execute and deliver such further documents and take such further actions as may be required or reasonably requested by the other Party to effectuate the purposes of this Agreement.

13.4
No Assignment; No Amendment; No Waiver.  This Agreement (i) may not be assigned or transferred, in whole or in part, by operation of law or otherwise, by either Party without the prior written consent of the other Party, and (ii) may not be amended or modified, by course of conduct or otherwise, except in a writing duly executed by each of the Parties. Any waiver of any provision of this Agreement shall be in writing duly executed by the waiving Party.  The failure or delay by either Party to seek redress for any breach or default under this Agreement, or to insist upon the strict performance of any provision of this Agreement, shall not constitute a waiver thereof or of any other provision of this Agreement, and such Party shall have all remedies provided herein and at law and in equity with respect to such act and any subsequent act constituting the same.

13.5
Force Majeure; Remedies Cumulative.   In the event either Party's performance under this Agreement is in any way prevented or delayed as a result of causes or conditions (other than financial incapacity to pay) beyond such Party's reasonable control, such Party shall be excused temporarily without liability with respect to such performance or nonperformance; provided, however, that such Party must diligently pursue reasonable and appropriate actions to remedy such cause or condition.  The rights and remedies provided in this Agreement are cumulative in nature and shall be in addition to any such other rights and remedies available at law and in equity.

13.6	Resolution of Disputes.

a)
In the event of any dispute or disagreement between the Parties either in interpreting any provision of this Agreement or about the performance of either Party and upon the written request of either Party, each of the Parties will appoint a designated representative to attempt to resolve such dispute or disagreement.  The designated representatives will discuss the problem and negotiate in good faith in an effort to resolve the dispute without any formal proceedings.  The specific format of such discussion shall be left to the discretion of the designated representatives.  No litigation for the resolution of such dispute may be commenced until the designated representatives have met and either Party has concluded in good faith that amicable resolution through continued negotiation does not appear likely (unless either Party fails or refuses to appoint a designated representative and schedule a meeting of such representatives within thirty (30) days after a request to do so by the other Party).

b)
Each party shall continue to perform its undisputed obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement; provided, however, that a party may suspend performance of its undisputed obligations during any period in which the other party fails or refuses to perform its undisputed obligations.  Nothing in this Section 13.6(b) is intended to relieve Licensee from its obligation to make undisputed payments pursuant to Sections 3 and 4 of this Agreement.

c)
The parties agree that all applicable statutes of limitation and time-based defenses (such as estoppel and laches) shall be tolled while the procedures set forth in Sections 13.6(a) are pending.  The parties shall cooperate in taking any actions necessary to achieve this result.

13.7
Governing Law; Jurisdiction and Venue; Attorneys' Fees.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the United States and the laws of the State of Texas (without regard to the conflicts or choice of law principles thereof).  Licensee and Rice irrevocably consent to the jurisdiction of the State of Texas, and agree that any court of competent jurisdiction sitting in Harris County, Texas, shall be an appropriate and convenient place of venue to resolve any dispute with respect to this Agreement.  In the event either Party commences any proceeding against the other Party with respect to this Agreement, the prevailing Party (as determined by the authority before whom such proceeding is commenced) shall be entitled to recover reasonable attorneys' fees and costs as may be incurred in connection therewith in addition to any such other relief as may be granted.

13.8
Severability.  In the event any provision of this Agreement is determined to be invalid or unenforceable, it is the desire and intention of the Parties that such invalidity or unenforceability not invalidate or render unenforceable the remainder of the Agreement and that such provision be reformed and construed in such a manner that it will, to the maximum extent practicable, be deemed valid and enforceable, and the rights and obligations of the Parties shall be construed and enforced accordingly.

13.9
Construction of Agreement.  The Parties acknowledge and agree that both Parties substantially participated in negotiating the provisions of this Agreement; therefore, both Parties agree that this Agreement shall not be construed more favorably toward one Party than the other Party, regardless of which Party primarily drafted the Agreement.  The Section and other headings in this Agreement are for convenience of reference only and shall not affect, expressly or by implication, the meaning or interpretation of any of the provisions hereof.

13.10
Third Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended to confer any benefits, rights or remedies on any Entity, other than the Parties and their successors and permitted assigns.

13.11	Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF the Parties, intending to be legally bound, have caused this Agreement to be executed and delivered by their duly authorized representatives and effective as of the Effective Date.

William Marsh Rice University Date: _____________________________________ Signature: ____________________________________ Vicki Colvin Vice Provost for Research	Quantum Materials Corp. Date: _________________________ Signature: _________________________ Stephen B. Squires President and CEO

Reviewed and recommended for signature:

Signature: ____________________________________ Nila D. Bhakuni Director, Office of Technology Transfer

Exhibit A
Rice Patents

Rice Tech ID	Invention Disclosure Received	Invention Disclosure Title	Patent Title	Filing Date	Serial Number	Patent Type	Country	Inventors	Patent Number
27014	8/31/06	Synthesis of Uniform Nanoparticle Shapes with High Selectivity	Synthesis of Uniform Nanoparticle Shapes with High Selectivity	4/13/07	60/911,721	Provisional	U.S.	Michael Wong Subashini Asokan
			Synthesis of Uniform Nanoparticle Shapes with High Selectivity	4/11/08	12/442,382	Utility	U.S.	Michael Wong Subashini Asokan	(Published as US 2010-0025637)
			Synthesis of Uniform Nanoparticle Shapes with Hgh Selectivity	4/11/08	PCT/US2008/060129	PCT	PCT	Michael Wong Subashini Asokan	(Published as PCT/US2008/ 060129)
			Synthesis of Uniform Nanoparticle Shapes with High Selectivity		09925978.3	National Stage	EP	Michael Wong Subashini Asokan	(Published as EP 2134643)
On an “as is” basis as of the Effective Date

Exhibit B

Company Diligence Milestones

Licensee shall use best efforts to develop Rice Licensed Products and to introduce Rice Licensed Products into the commercial market; thereafter, Licensee shall make Rice Licensed Products reasonably available to the public.  Specifically, Licensee shall fulfill the following obligations:

(a)           Licensee shall submit a business plan and/or a technology development to Rice prior to the Effective Date of this Agreement. done

(b)           Licensee shall establish a QD production pilot plant capable of producing 1000 g/week by August 15, 2014.

(c)           Licensee shall start up a full scale QD production plant by February 15, 2015.

(d)           Licensee shall offer for sale a Rice Licensed Product for use in medical applications on or before August 15, 2014 and keep such Rice Licensed Products available for sale thereafter.

(e)           Licensee shall offer for sale a Rice Licensed Product for use in electronic applications on or before August 15, 2015 and keep such Rice Licensed Products available for sale thereafter.